Exhibit 16.1

November 5, 2012

Securities and Exchange Commission
450 – Fifth Street N.W.
Washington, D.C. 20549

Commission File No. 333-174703 (LifeApps Digital Media Inc.)

Ladies and Gentlemen:

We have read Item 4.01 of the LifeApps Digital Media Inc. Form 8-K/A dated October 31, 2012, and are in agreement with the statements in Item 4.01 contained therein, as they relate to our firm.

Very truly yours,

/s/ Li & Company, P.C.
Li & Company, P.C.